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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _________)*


                              SKECHERS U.S.A., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   830566 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

             June 9, 1999 (Effective Date of Registration Statement)
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 pages

---------------------                                          -----------------
CUSIP NO. 830566 10 5                 13G                      PAGE 2 OF 7 PAGES
---------------------                                          -----------------

       -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

       Robert Greenberg
       -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                                (a) [ ]
                                                                         (b) [ ]
       Inapplicable
       -------------------------------------------------------------------------
  3    SEC USE ONLY

       -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF             0
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY              18,079,198
       EACH           ----------------------------------------------------------
     REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON               0
       WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           18,079,198
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               18,079,198 Shares of Class B Common Stock convertible at any time on request of the stockholder on a shares for share basis to Class A Common Stock.
       -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Inapplicable
       -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       63.4%
       -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
       -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 7 pages

---------------------                                          -----------------
CUSIP NO. 830566 10 5                 13G                      PAGE 3 OF 7 PAGES
---------------------                                          -----------------

       -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

       Susan Greenberg
       -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                                (a) [ ]
                                                                         (b) [ ]
       Inapplicable
       -------------------------------------------------------------------------
  3    SEC USE ONLY

       -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF             0
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY              18,079,198
       EACH           ----------------------------------------------------------
     REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON               0
       WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           18,079,198
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               18,079,198 Shares of Class B Common Stock convertible at any time on request of the stockholder on a shares for share basis to Class A Common Stock.
       -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Inapplicable
       -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       63.4%
       -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
       -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 7 pages

---------------------                                          -----------------
CUSIP NO. 830566 10 5                 13G                      PAGE 4 OF 7 PAGES
---------------------                                          -----------------

       -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

       The Greenberg Family Trust
       -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                                (a) [ ]
                                                                         (b) [ ]
       Inapplicable
       -------------------------------------------------------------------------
  3    SEC USE ONLY

       -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF             18,079,198
      SHARES          ----------------------------------------------------------
   BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY              0
       EACH           ----------------------------------------------------------
     REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON               18,079,198
       WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               18,079,198 Shares of Class B Common Stock convertible at any time on request of the stockholder on a shares for share basis to Class A Common Stock.
       -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Inapplicable
       -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       63.4%
       -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
       -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 7 pages

ITEM 1.

      (a)   NAME OF ISSUER - Skechers U.S.A., Inc.

      (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES - 228 Manhattan Beach Blvd., Manhattan Beach, California 90266.

ITEM 2.

      (a) NAMES OF PERSONS FILING - Robert Greenberg, Susan Greenberg and the Greenberg Family Trust.

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            - 228 Manhattan Beach Blvd., Manhattan Beach, California 90266.

      (c)   CITIZENSHIP -

            Robert Greenberg - United States
            Susan Greenberg - United States
            The Greenberg Family Trust - California

      (d)   TITLE OF CLASS OF SECURITIES - Class A Common Stock

      (e)   CUSIP NUMBER - 830566 10 5

ITEM 3.

      (a) [ ] Broker or Dealer registered under Section 15 of the Act

      (b) [ ] Bank as defined in section 3(a)(6) of the Act

      (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-l(b)(l)(ii)(F)

      (g) [ ] Parent Holding Company, in accordance withSection
              240.13d-l(b)(ii)(G) (Note: See Item 7)

      (h) [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J)

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED - 18,079,198

      (b)   PERCENT OF CLASS - 63.4%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE -
                  Robert Greenberg - 0
                  Susan Greenberg - 0
                  The Greenberg Family Trust - 18,079,198

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE -
                  Robert Greenberg - 18,079,198
                  Susan Greenberg - 18,079,198
                  The Greenberg Family Trust - 0

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF -
                  Robert Greenberg - 0
                  Susan Greenberg - 0
                  The Greenberg Family Trust - 18,079,198

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Robert Greenberg - 18,079,198
                  Susan Greenberg - 18,079,198
                  The Greenberg Family Trust - 0

ITEM 5.    OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

      If this Statement is being filed to report the fact that as of the date hereof the reporting person has chosen to be the beneficial owner of more than five percent of the class of security, check the following [ ].


                               Page 5 of 7 pages

ITEM 6.    OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

   Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

   Inapplicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Inapplicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

   Inapplicable.

ITEM 10.   CERTIFICATION

   By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000

                                      Signature: /s/ ROBERT GREENBERG
                                                ----------------------------
                                      Name:     Robert Greenberg

                                      Signature: /s/ SUSAN GREENBERG
                                                ----------------------------
                                      Name:     Susan Greenberg

                                      THE GREENBERG FAMILY TRUST

                                      Signature: /s/ ROBERT GREENBERG
                                                ----------------------------
                                      Name:     Robert Greenberg, as Co-Trustee

                                      Signature: /s/ SUSAN GREENBERG
                                                ----------------------------
                                      Name:     Susan Greenberg, as Co-Trustee

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 6 of 7 pages

                                    EXHIBIT A

                               AGREEMENT FOR JOINT
                             FILING OF SCHEDULE 13G

       Robert Greenberg and Susan Greenberg, individually and as Trustees of The Greenberg Family Trust, agree that the Schedule 13G dated February 14, 2000 regarding Skechers U.S.A., Inc. has been filed on behalf of each of Robert Greenberg, Susan Greenberg, and The Greenberg Family Trust as of February 14, 2000.

                                      Signature: /s/ ROBERT GREENBERG
                                                ----------------------------
                                      Name:     Robert Greenberg

                                      Signature: /s/ SUSAN GREENBERG
                                                ----------------------------
                                      Name:     Susan Greenberg

                                      THE GREENBERG FAMILY TRUST

                                      Signature: /s/ ROBERT GREENBERG
                                                ----------------------------
                                      Name:     Robert Greenberg, as Co-Trustee

                                      Signature: /s/ SUSAN GREENBERG
                                                ----------------------------
                                      Name:     Susan Greenberg, as Co-Trustee


                               Page 7 of 7 pages